UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

Establishment Labs Holdings Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

G31249108
(CUSIP Number)

May 21, 2019
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☑	Rule 13d-1(b)
☑	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (12-02)

CUSIP No. G312249108	13G	Page 2 of 12 Pages

1.			names of reporting persons i.r.s. identification no. of above persons (entities only) J.W. Partners, L.P.
2.			check the appropriate box if a group* (a) ☑ (b) ☐
3.			sec use only
4.			citizenship or place of organization Delaware, United States of America
number of shares	5.	sole voting power	0
beneficially owned by	6.	shared voting power	2,320,364
each reporting	7.	sole dispositive power	0
person with:	8.	shared dispostive power	2,320,364
9.	aggregate amount beneficially owned by each reporting person		2,320,364
10.			check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11.	percent of class represented by amount in row (9)		11.37%
12.	type of reporting person (See Instructions)		PN

CUSIP No. G312249108	13G	Page 3 of 12 Pages

13.			names of reporting persons i.r.s. identification no. of above persons (entities only) J.W. Opportunities Master Fund, LLC
14.			check the appropriate box if a group* (a) ☑ (b) ☐
15.			sec use only
16.			citizenship or place of organization Delaware, United States of America
number of shares	17.	sole voting power	0
beneficially owned by	18.	shared voting power	784,121
each reporting	19.	sole dispositive power	0
person with:	20.	shared dispositive power	784,121
21.	aggregate amount beneficially owned by each reporting person		784,121
22.			check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
23.	percent of class represented by amount in row (9)		3.84%
24.	type of reporting person (See Instructions)		PN

CUSIP No. G312249108	13G	Page 3 of 12 Pages

1.			names of reporting persons i.r.s. identification no. of above persons (entities only) JW Asset Management, LLC
2.			check the appropriate box if a group* (a) ☑ (b) ☐
3.			sec use only
4.			citizenship or place of organization Delaware, United States of America
number of shares	5.	sole voting power	0
beneficially owned by	6.	shared voting power	3,104,485
each reporting	7.	sole dispositive power	0
person with:	8.	shared dispostive power	3,104,485
9.	aggregate amount beneficially owned by each reporting person		3,104,485
10.			check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11.	percent of class represented by amount in row (9)		15.21%
12.	type of reporting person (See Instructions)		OO; IA

CUSIP No. G312249108	13G	Page 4 of 12 Pages

1.			names of reporting persons i.r.s. identification no. of above persons (entities only) JW GP, LLC
2.			check the appropriate box if a group* (a) ☑ (b) ☐
3.			sec use only
4.			citizenship or place of organization Delaware, United States of America
number of shares	5.	sole voting power	0
beneficially owned by	6.	shared voting power	2,320,364
each reporting	7.	sole dispositive power	0
person with:	8.	shared dispositive power	2,302,364
9.	aggregate amount beneficially owned by each reporting person		2,302,364
10.			check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11.	percent of class represented by amount in row (9)		11.37%
12.	type of reporting person (See Instructions)		PN

CUSIP No. G312249108	13G	Page 5 of 12 Pages

1.			names of reporting persons i.r.s. identification no. of above persons (entities only) Jason G. Wild
2.			check the appropriate box if a group* (a) ☑ (b) ☐
3.			sec use only
4.			citizenship or place of organization United States of America
number of shares	5.	sole voting power	0
beneficially owned by	6.	shared voting power	3,104,485
each reporting	7.	sole dispositive power	0
person with:	8.	shared dispositive power	3,104,485
9.	aggregate amount beneficially owned by each reporting person		3,104,485
10.			check box if the aggregate amount in row (9) excludes certain shares (See Instructions) ☐
11.	percent of class represented by amount in row (9)		15.21%
12.	type of reporting person (See Instructions)		IN

CUSIP No. G312249108	13G	Page 6 of 12 Pages

Item 1.
(a) Name of Issuer:	Establishment Labs Holdings Inc.

(b) Address of Issuer's Principal Executive Offices:	Building B15 and 25 Coyol Free Zone Alajuela, Costa Rica

Item 2.
(a) Name of Person Filing:	This Schedule 13G (the “Schedule”) is being filed with respect to shares of Common Stock (as defined below) of Establishment Labs Holdings Inc. (the “Issuer”) which are beneficially owned by J.W. Partners, L.P. (“JWP”), Jason G. Wild (“Wild”), J.W. Opportunities Master Fund, LLC (“JWO”), JW Asset Management, LLC (the “Advisor”), and JW GP, LLC (the “General Partner”) (together, the “Reporting Persons”). See Item 4 below.

(b) Address of Principal Business Office or, if none, Residence:	489 Fifth Avenue, 29th Floor New York, NY 10017

(c) Citizenship:	JWP is a Delaware limited partnership. JWO, the Advisor and the General Partner are Delaware limited liability companies. Wild is a United States Citizen.

(d) Title of Class of Securities:	Common Stock

(e) CUSIP Number:	G312249108

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
(a)	[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b)	[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c)	[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
(d)	[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
(e)	[X]	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
(f)	[ ]	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
(g)	[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
(h)	[ ]	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)	[ ]	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

CUSIP No. G31249108	13G	Page 7 of 12 Pages

Item 4.	Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
The Information required by Items 4(a) - (c) is set forth in Rows 5-12 of the cover page for each Reporting Person hereto and is incorporated by reference for each Reporting Person. The percentage ownership of the Reporting Persons is based on the 20,409,223 outstanding shares of Common Stock of the Issuer, as of May 13, 2019, as disclosed on the Issuer’s 10-Q filed with the SEC on May 15, 2019.

Item 5 Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐.

Item 6	Ownership of More Than Five Percent on Behalf of Another Person

Not applicable.
Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

CUSIP No. G31249108	13G	Page 8 of 12 Pages

Item 8. Identification and Classification of Members of the Group.

See Exhibit 2
Item 9. Notice of Dissolution of Group.
Not applicable.

CUSIP No. G31249108	13G	Page 9 of 12 Pages

Item 10.	Certification

(a)

The following certification shall be included if the statement is filed pursuant to §240.13d-1(b) with respect to JW Asset Management, LLC:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. [X]

(b)

The following certification shall be included if the statement is filed pursuant to §240.13d-1(c) with respect to J.W. Opportunities Master Fund, LLC:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. [X]

(c)

The following certification shall be included if the statement is filed pursuant to §240.13d-1(c) with respect to J.W. Partners, L.P.:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

[X]

(d)

The following certification shall be included if the statement is filed pursuant to §240.13d-1(c) with respect to JW GP LLC.:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

[X]

(e)

The following certification shall be included if the statement is filed pursuant to §240.13d-1(c) with respect to Jason G. Wild:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

[X]

CUSIP No. G31249108	13G	Page 10 of 12 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

May 28, 2019
Date

J.W. PARTNERS, L.P.

By: JW GP, LLC, its General Partner

/s/ Jason Klarreich
Jason Klarreich, Attorney-In-Fact

J.W. OPPORTUNITIES MASTER FUND, LLC

By: JW GP, LLC, its Manager

/s/ Jason Klarreich
Jason Klarreich, Attorney-In-Fact

JW GP, LLC

By: Jason G. Wild, its Managing Member

/s/ Jason Klarreich
Jason Klarreich, Attorney-In-Fact

JW ASSET MANAGEMENT, LLC

By: Jason G. Wild, its Managing Member

/s/ Jason Klarreich
Jason Klarreich, Attorney-In-Fact

JASON G. WILD

/s/ Jason Klarreich
Jason Klarreich, Attorney-In-Fact

CUSIP No. G31249108	13G	Page 11 of 12 Pages

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties for whom copies are to be sent.

Attention:	Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

CUSIP No. G31249108	13G	Page 12 of 12 Pages

Exhibit List

Exhibit 1.	Joint Filing Agreement

Exhibit 2.	Item 8 Statement

Exhibit 3.	Power of Attorney

EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of this Schedule 13G (including amendments thereto) with respect to the Common Stock of Establishment Labs Holdings Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing.  In evidence thereof, the undersigned, hereby execute this Agreement this May 28, 2019.

May 28, 2019
Date

J.W. PARTNERS, L.P.

By: JW GP, LLC, its General Partner

/s/ Jason Klarreich
Jason Klarreich, Attorney-In-Fact

J.W. OPPORTUNITIES MASTER FUND, LLC

By: JW GP, LLC, its Manager

/s/ Jason Klarreich
Jason Klarreich, Attorney-In-Fact

JW GP, LLC

By: Jason G. Wild, its Managing Member

/s/ Jason Klarreich
Jason Klarreich, Attorney-In-Fact

JW ASSET MANAGEMENT, LLC

By: Jason G. Wild, its Managing Member

/s/ Jason Klarreich
Jason Klarreich, Attorney-In-Fact

JASON G. WILD

/s/ Jason Klarreich
Jason Klarreich, Attorney-In-Fact

EXHIBIT 2

IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

J.W. Partners, L.P.

J.W. Opportunities Master Fund, LLC
JW Asset Managtement, LLC

JW GP, LLC

Jason G. Wild

Exhibit 3

Power of Attorney

The undersigned hereby constitutes and appoints each of Jason G. Wild and Jason Klarreich as the undersigned’s true and lawful authorized representative and attorney-in-fact to execute for, and on behalf of, the undersigned and to file with the U.S. Securities and Exchange Commission and any other authority: (1) any Forms 3, 4 and 5, and any amendments thereto, in accordance with Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules promulgated thereunder; and (2) any Schedules 13D and Schedules 13G, and any amendments thereto, in accordance with Section 13 of the 1934 Act and the rules promulgated thereunder, in each case with respect to any securities of Establishment Labs Holdings Inc. (or any successor thereto).

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that each of the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned’s responsibilities to comply with Section 16 or Section 13 or any other provision of the 1934 Act.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file any Forms 3, 4 and 5 or Schedule 13D or 13G with respect to any securities of Establishment Labs Holdings Inc. (or any successor thereto), unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of May 28, 2019.

J.W. PARTNERS, L.P.

By:  JW GP, LLC, its General Partner

By:         /s/ Jason G. Wild

Name:    Jason G. Wild

Its:           Managing Member

J.W. OPPORTUNITIES MASTER FUND, LLC

By:  JW GP, LLC, its Manager

By:         /s/ Jason G. Wild

Name:    Jason G. Wild

Its:           Managing Member

JW GP, LLC By: /s/ Jason G. Wild Name: Jason G. Wild Its: Managing Member JW ASSET MANAGEMENT, LLC By: /s/ Jason G. Wild Name: Jason G. Wild Its: Managing Member /s/ Jason G. Wild Jason G. Wild